Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-151980 on Form S-3 of our report dated February 27, 2008 (July 23, 2008 as to the effects of the change in composition of reporting segments as described in Note 25 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (Solutia Inc.), and the effectiveness of internal control over financial reporting (which report expresses unqualified opinions and includes explanatory paragraphs referring to (i) Solutia Inc.’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, (ii) substantial doubt about Solutia Inc.’s ability to continue as a going concern, (iii) changes in accounting principles, and (iv) management’s exclusion of an acquired entity from its assessment of internal control over financial reporting), appearing in the Current Report on Form 8-K of Solutia Inc. filed on July 25, 2008, and to the reference to under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
July 25, 2008